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                                                                    EXHIBIT 10.6

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In re:                                                    Case No. 01-11311 (RB)

SWEET FACTORY GROUP, INC.,                                Chapter 11
ET AL.,(1)
                                                          (Jointly Administered)
                        Debtors.


                       SECOND AMENDED PLAN OF LIQUIDATION
                      OF SWEET FACTORY GROUP, INC., ET AL.,
          AS MODIFIED PURSUANT TO SUPPORT AGREEMENT DATED MAY 23, 2002


                    Laura Davis Jones (Delaware Bar No. 2436)
              Kathleen Marshall DePhillips (Delaware Bar No. 4173)
                   Pachulski, Stang, Ziehl, Young & Jones P.C.
                          919 Market Street, 16th Floor
                                  P.O. Box 8705
                         Wilmington, Delaware 19899-8705
                            Telephone: (302)652-4100
                            Facsimile: (302)652-4400

                  Marc A. Beilinson (California Bar No. 110190)
                 Jeremy V. Richards (California Bar No. 102300)
                   Malhar S. Pagay (California Bar No. 189289)
                   Pachulski, Stang, Ziehl, Young & Jones P.C.
                    10100 Santa Monica Boulevard, Suite 1100
                          Los Angeles, California 90067
                            Telephone: (310)277-6910
                            Facsimile: (310)201-0760

                  Counsel to Debtors and Debtors in Possession


Dated: July 3, 2002

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(1)  The Debtors are: Sweet Factory Group, Inc., Sweet Factory, Inc., SF Candy
     Company and SF Properties, Inc.

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                              PRELIMINARY STATEMENT

          Sweet Factory Group, Inc., a Delaware corporation ("SFG"), Sweet Factory, Inc., a Delaware corporation ("SFI"), SF Candy Company, a Delaware corporation ("Candy") and SF Properties, Inc., a Delaware corporation ("Properties") (collectively, the "Debtors") hereby propose the following Plan of Liquidation ("Plan") respecting the Debts(1) of the Debtors pursuant to section 1121 of the Bankruptcy Code in accordance with the Support Agreement, entered into by and among the Debtors, an informal committee of Senior Noteholders who collectively hold, either directly or indirectly, over eighty-eight percent (88%) of the principal amount of the indebtedness under the Senior Notes (the "Informal Committee"), the Creditors Committee and Archibald. The Support Agreement memorializes a resolution of disputes among the parties and a commitment by Archibald, the Creditors Committee and the Informal Committee to support Confirmation of the Plan as modified herein. Also pursuant to the Support Agreement, the Plan provides for a release by the Debtors of all Avoidance Rights of Action against the Holders of Allowed Class 5 Claims and a release by the Debtors and by all parties voting in favor of the Plan of any and all claims against the Indenture Trustee, Senior Noteholders, Archibald and its affiliates and certain related individuals and entities.

          The Plan sets forth a proposal for the satisfaction, discharge and/or cancellation of all Claims against and Interests in the Debtors. The Debtors believe that the proposal set forth in the Plan is in the best interest of Creditors. The Debtors Disbursing Agent shall make Cash payments under the Plan
(a) on account of the DIP Financing, (b) to Holders of Allowed Administrative Claims; (c) to Holders of Allowed Priority Tax Claims, and (d) to Holders of

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(1)  Capitalized terms not otherwise defined in this Preliminary Statement have the same meanings as defined in the Plan.

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Allowed Class 1, 2, 3 and 4 Claims. The Class 5 Disbursing Agent, acting at the direction of the Post-Confirmation Creditors Committee, will make payments under the Plan earmarked for Holders of Allowed Class 5 Claims. The primary source of Distributions is anticipated to be the proceeds of the Sale of substantially all of the Debtors' Assets pursuant to the Sale Motion. The Debtors shall be dissolved upon the Effective Date.

          As more fully described in the Disclosure Statement, the Plan must be approved by the requisite number of Creditors and the Bankruptcy Court must find that it meets the applicable legal standards before the Plan can be confirmed. If the Plan is not confirmed, the Bankruptcy Court may order the Chapter 11 Cases dismissed, converted to liquidating cases under chapter 7 of the Bankruptcy Code, or the Debtors or other parties in interest may propose a different plan.

                                    ARTICLE I

                                   DEFINITIONS

          For purposes of this Plan, all capitalized terms used herein and not otherwise defined shall have the meanings set forth below. A term used, but not defined, in this Plan but defined in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure (collectively, the "Bankruptcy Rules") shall have the meaning ascribed to it in the Bankruptcy Code or the Bankruptcy Rules, unless the context clearly requires otherwise. The rules of construction used in section 102 of the Bankruptcy Code shall apply to the construction of this Plan. Headings and captions are utilized in this Plan for convenient reference only, and shall not constitute a part of this Plan for any other purpose.

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     1.1   "ADMINISTRATIVE CLAIM" means a Claim for an administrative expense of the Debtors, arising during the period commencing on the Petition Date and ending on the Effective Date under sections 503(b), 1114(e)(2) or 546(c)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, but not limited to (a) any actual and necessary cost or expense of preserving the Debtors' Estates or conducting the business of the Debtors, (b) administrative expenses previously allowed by the Bankruptcy Court,
(c) any Tax Claims incurred by the Debtors after the Petition Date or relating to a tax year or period which occurs after the Petition Date, (d) Professional Fees, (e) all fees and charges assessed against the Debtors pursuant to 28
U.S.C. Section 1930; and (f) Approved Severance Payments. For purposes of this Plan, Administrative Claims shall also include Assumption Obligations.

     1.2 "ADMINISTRATIVE CLAIMS BAR DATE" means, for Claimants other than Professionals and Claimants, other than Holders of Tax Claims, the Second Business Day that is at least thirty (30) days after the Confirmation Date, or such other date as may be fixed by order of the Bankruptcy Court after notice and a hearing, and for Professionals, the Second Business Day that is at least thirty (30) days after the Effective Date, or such other day as may be fixed by the Bankruptcy Court after notice and a hearing. Any Administrative Claim that is not asserted prior to the Administrative Claims Bar Date shall be deemed to be untimely and shall be forever barred.

     1.3   "ALLOWED" means with respect to any Claim:

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           (a)    a Claim that appears in the Schedules, except a Claim that is listed as disputed, contingent or unliquidated or for which a contrary proof of Claim has been filed;

           (b) a Claim for which a proof of Claim has been timely filed as of the Bar Date and no objection thereto has been made on or before the date specified in section 5.8 hereof or which is not otherwise a Disputed Claim; or

           (c)    a Claim that has been allowed, but only to the extent allowed
(x) by a Final Order, (y) under this Plan, or (z) under any agreements entered into (i) with the Debtors or the Debtors Disbursing Agent, with respect to the DIP Financing, Administrative Claims, Priority Tax Claims, Class 1, 2, 3 and 4 Claims, or (ii) with the Creditors Committee, Post-Confirmation Creditors Committee or the Class 5 Disbursing Agent, with respect to Class 5 Claims, in connection with this Plan establishing the amount and nature of any such Claim.

     1.4 "ALLOWED SECURED CLAIM" means that portion of an Allowed Claim secured by a valid, perfected and enforceable lien that is not subject to avoidance under bankruptcy or non-bankruptcy law, equal to the value, as determined by the Bankruptcy Court pursuant to sections 506(a) and 1129(b) of the Bankruptcy Code and Bankruptcy Rule 3012, of (a) the interest of the Holder of such Allowed Claim in the property of the Debtors securing such Allowed Claim, or (b) the amount subject to setoff under section 553 of the Bankruptcy Code.

     1.5 "ALLOWED UNSECURED CLAIM" means any Allowed Claim (including any Rejection Claim) that is not an Allowed Administrative Claim, an Allowed Secured Claim, or an Allowed Priority Tax Claim.

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     1.6   "ALLOWED REAL PROPERTY REJECTION CLAIMS" means all Allowed Rejection
Claims on account of real property leases rejected on or before the Effective Date.

     1.7 "APPROVED SEVERANCE PAYMENTS" means payments to be made upon the termination of certain of Debtors' employees, as agreed-upon among the Debtors, Creditors Committee and Informal Committee, and/or as approved by the Bankruptcy Court.

     1.8 "ARCHIBALD" means Archibald Candy Corporation and any successor in interest.

     1.9 "ASSET(S)" means all assets of the Debtors' Estates including all "property of the estate" as defined in Bankruptcy Code section 541.

     1.10 "ASSUMPTION OBLIGATION" means any monetary amounts payable to the non-debtor party to any executory contract or unexpired lease, pursuant to section 365(b)(1) of the Bankruptcy Code, as a condition to the assumption of such contract or lease.

     1.11 "AVOIDANCE RIGHTS OF ACTION" means all rights of action arising under sections 544-550 of the Bankruptcy Code.

     1.12 "BALLOT" means the form for acceptance or rejection of the Plan distributed to those Creditors entitled to vote on the Plan, as such form may be approved by the Bankruptcy Court and which shall otherwise comply with the requirements of Bankruptcy Rule 3018(c). Any Ballot which is executed by the Holder of an Allowed Claim but which does not indicate an acceptance or rejection of the Plan shall be deemed to be an acceptance of the Plan.

     1.13 "BANKRUPTCY CODE" means Title 11 of the United States Code, Sections 101, ET SEQ., as in effect on the Petition Date, as the same thereafter has been and may be amended.

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     1.14  "BANKRUPTCY COURT" means the United States Bankruptcy Court for the
District of Delaware or such other court as may hereafter exercise jurisdiction over the Chapter 11 Cases.

     1.15 "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as in effect on the Petition Date, as the same thereafter have been and may be amended, and the Local Rules of the Bankruptcy Court to the extent applicable to the Chapter 11 Cases.

     1.16 "BAR DATE" means April 1, 2002, or such other applicable deadline as set forth in the AMENDED ORDER PURSUANT TO BANKRUPTCY RULES 2002 AND 3003 (i) FIXING DEADLINE FOR FILING PROOFS OF CLAIM, AND (ii) APPROVING THE FORM AND MANNER OF SERVICE OF THE NOTICE OF DEADLINE, entered on February 11, 2002.

     1.17 "BUSINESS DAY" means any day other than a Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

     1.18 "CASH" means cash and cash equivalents including, but not limited to, checks, wire transfers, money orders, certificates of deposit and other similar readily marketable securities or instruments, together with any interest earned or accrued thereon.

     1.19 "CHAPTER 11 CASES" means the chapter 11 cases commenced by the Debtors upon their filing with the Bankruptcy Court of voluntary petitions under chapter 11 of the Bankruptcy Code.

     1.20 "CIT" means The CIT Group/Business Credit, Inc., and any successor in interest.

     1.21  "CLAIM" means a claim against the Debtors within the meaning of section 101(5) of the Bankruptcy Code.

     1.22  "CLAIMANT" means the Holder of Claim.

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     1.23  "CLASS" means a category or group of Creditors whose Claims are substantially similar to the Claims of the other Creditors in such Class, as designated by the Plan pursuant to sections 1122 and 1123 of the Bankruptcy Code.

     1.24 "CLASS 5 DISBURSING AGENT" means the person or persons designated by the Creditors Committee or Post-Confirmation Creditors Committee, not later than ten (10) days after the Confirmation Date, to act as the disbursing agent for the purpose of making the Distributions to Holders of Class 5 Claims required under the Plan. The Class 5 Disbursing Agent shall be required to post a bond in an amount specified by the Post-Confirmation Creditors Committee.

     1.25 "CLASS 5 SALE PROCEEDS" means Cash from the gross proceeds arising from the Sale in the amount of six hundred twenty-five thousand dollars ($625,000.00) plus fifteen percent (15%) of the gross proceeds of Sale in excess of $4.35 million plus seven percent (7%) of the amount of all Allowed Real Property Rejection Claims.

     1.26 "CLOSING DATE" means the "Closing Date" as defined in the Asset Purchase Agreement governing the Sale.

     1.27 "CREDITORS COMMITTEE" means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases as it may be constituted from time to time.

     1.28 "CONFIRMATION" means the signature of the Bankruptcy Court on the Confirmation Order.

     1.29  "CONFIRMATION DATE" means the date of Confirmation.

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     1.30  "CONFIRMATION HEARING" means the duly noticed hearing held by the
Bankruptcy Court on confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code. The Confirmation Hearing may be adjourned by the Bankruptcy Court from time to time without further notice other than the announcement of the adjourned date at the Confirmation Hearing.

     1.31 "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     1.32 "CONTINGENT CLAIM" means any Claim for which a proof of Claim has been filed with the Bankruptcy Court but was not filed in a sum certain or any Claim scheduled as "contingent" and which Claim has not been estimated, fixed or liquidated by the Bankruptcy Court at a sum certain as of the Effective Date.

     1.33 "CREDITOR" means any entity that holds a Claim that arose or is deemed to have arisen at the time of or before the Petition Date.

     1.34  "DEBT" means liability on a Claim.

     1.35 "DEBTORS DISBURSING AGENT" means the person or persons designated by the Debtors to act as the disbursing agent for the purpose of making the Distributions required under the Plan to CIT on account of the DIP Financing, Holders of Administrative Claims, Priority Tax Claims and Holders of Claims in Classes 1, 2, 3 and 4. The Debtors initially designate Robert L. Berger & Associates, LLC, as the Debtors Disbursing Agent.

     1.36 "DIP FINANCING" means the credit obligations, loans and other financial accommodations provided by CIT to the Debtors subsequent to the Petition Date, pursuant to the

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FINAL ORDER APPROVING SECTION 364 BORROWING AND GRANTING LIENS AND RELATED
RELIEF, entered by the Bankruptcy Court on or about December 19, 2001.

     1.37 "DISBURSING AGENTS" means, collectively, the Class 5 Disbursing Agent and the Debtors Disbursing Agent.

     1.38 "DISCLOSURE STATEMENT" means the Disclosure Statement respecting the Plan disseminated by the Debtors to the Holders of Claims against and Interests in the Debtors in order to provide to such persons adequate information in accordance with section 1125 of the Bankruptcy Code, as such Disclosure Statement may be modified, amended or supplemented from time to time.

     1.39 "DISPUTED CLAIM" means (a) any Claim or portion of a Claim as to which an objection to the allowance thereof has been interposed as of the Effective Date or any later deadline fixed under the Plan or by order of the Bankruptcy Court, which objection has not been withdrawn or determined by Final Order, (b) any Claim for which a proof of claim is filed after the Bar Date, (c) any Contingent Claim, (d) any Claim scheduled by the Debtors in the Schedules as disputed, contingent or unliquidated or (e) any Claim scheduled by the Debtors in the Schedules as liquidated in amount and not disputed or contingent and as to which a contrary proof of claim has been filed by the Claimant. To the extent an objection relates to the allowance of only a part of a Claim, such Claim shall be a Disputed Claim only to the extent of the objection.

     1.40 "DISTRIBUTION" means the Cash to be distributed to Holders of Allowed Claims.

     1.41  "EFFECTIVE DATE" means the Closing Date of the Sale.

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     1.42  "EFFECTIVE DATE PAYMENT PROCEEDS" means all proceeds of Sale other than Class 5 Sale Proceeds and all remaining Assets other than the Class 5 Sale Proceeds.

     1.43 "ESTATES" means the Debtors' bankruptcy estates created pursuant to Bankruptcy Code section 541.

     1.44 "FINAL ORDER" means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction (a) which has not been reversed, stayed, modified or amended, (b) as to which the time to or the right to appeal or seek reconsideration, review, rehearing, or certiorari has expired or been waived (without regard to whether the time to seek relief from a judgment under Bankruptcy Rule 9024 has expired), and (c) as to which no appeal or petition for reconsideration, review, rehearing, or certiorari is pending.

     1.45 "HOLDER" means the Holder of a Claim against or Interest in the Debtors.

     1.46 "INTERCOMPANY CLAIM" means any Claim held or asserted by any Debtor against any other Debtor.

     1.47 "INTEREST" means a share in any of the Debtors, whether or not transferable or denominated "stock" or similar security.

     1.48 "LIEN" means a charge against or interest in property to secure payment of a debt or performance of an obligation.

     1.49 "PETITION DATE" means November 15, 2001, the date upon which the Debtors filed their voluntary petitions pursuant to chapter 11 of the Bankruptcy Code.

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     1.50  "PLAN" means this Chapter 11 plan of liquidation and any exhibits and schedules hereto and any documents incorporated herein by reference, as the same may from time to time be amended or modified as and to the extent permitted herein or by the Bankruptcy Code.

     1.51 "PLAN EXPENSES" means the expenses incurred by the Post-Confirmation Creditors Committee, the Debtors Disbursing Agent or the Class 5 Disbursing Agent in administration of the Plan following the Effective Date (including the fees and costs of attorneys and other Professionals) as approved by the Court, for the purpose of (a) resolving Disputed Claims and effectuating distributions to Creditors under the Plan, and (b) otherwise implementing the Plan and closing the Chapter 11 Cases, as well as the Approved Severance Payments.

     1.52 "PLAN INTEREST RATE" means the rate of interest utilized, if necessary, for purposes of the application of section 1124 (impairment) or section 1129(b) of the Bankruptcy Code (present value), as the case may be, to the distributions to certain Creditors under the Plan. The Plan Interest Rate shall be the Prime lending rate of Bank of America, N.T. & S.A. with respect to Secured Claims.

     1.53 "PLAN RELEASES" means the releases, waivers and other consideration described in section 8.7 of this Plan.

     1.54 "POST-CONFIRMATION CREDITORS COMMITTEE" means the representatives of Holders of Claims from and after the Effective Date, initially constituted of the members of the Creditors Committee as of the Effective Date, which shall be responsible for implementing the

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Distributions to Holders of Class 5 Claims under the Plan and prosecuting objections to Class 5 Disputed Claims.

     1.55 "PRESENT VALUE" means the present value as of the Effective Date of Cash payments made under the Plan by the Debtors using the Plan Interest Rate.

     1.56 "PRIORITY CLAIM" means a Claim, other than an Administrative Claim or a Tax Claim, entitled to priority in payment under section 507(a) of the Bankruptcy Code.

     1.57 "PRIORITY TAX CLAIM" means that portion of a Tax Claim, if any, entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

     1.58 "PROFESSIONAL FEES" means all amounts allowed and awarded by the Bankruptcy Court for compensation for services rendered and reimbursement of expenses incurred by Professionals pursuant to sections 330(a) and 503(b) of the Bankruptcy Code.

     1.59 "PROFESSIONALS" means those attorneys, accountants and other financial advisors employed by the Debtors or the Creditors Committee in the Chapter 11 Cases and to be compensated for services rendered and reimbursed for expenses incurred pursuant to sections 330(a) and 503(b) of the Bankruptcy Code.

     1.60 "PRO RATA" or "PRO RATA SHARE" means, with respect to distributions on account of Allowed Claims or Interests, in the same ratio of an Allowed Claim or Allowed Interest in a particular Class to the aggregate of all Allowed Claims in that Class.

     1.61  "REJECTION CLAIM" means any Allowed Claim under Bankruptcy Code section 502(g) that arises under Bankruptcy Code section 365(g)(1) in favor of the non-debtor party to

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any executory contract or unexpired lease that is rejected by the Debtors pursuant to Bankruptcy Code sections 365(a) or 1122(b)(2).

     1.62 "REJECTION CLAIM BAR DATE" means the Second Business Day that is at least thirty (30) days following the Confirmation Date, prior to which entities asserting a Rejection Claim against the Debtors must have filed a proof of claim with respect to such Rejection Claim or be forever barred from asserting such Claim and/or sharing in any distribution hereunder in respect of such Claim.

     1.63 "SALE" means the transaction approved pursuant to the Sale Order, as defined below.

     1.64 "SALE MOTION" means the DEBTORS' MOTION FOR ORDER PURSUANT TO SECTIONS 105, 363, 365 AND 1146 OF THE BANKRUPTCY CODE APPROVING: (A) SALE OF ASSETS FREE AND CLEAR OF LIENS, CLAIMS, AND ENCUMBRANCES; (B) ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES; AND (C) EXEMPTION OF THE SALE OF ASSETS FROM TRANSFER TAXES, filed on June 5, 2002.

     1.65 "SALE ORDER" means the order of the Bankruptcy Court granting the Sale Motion.

     1.66 "SCHEDULES" means the schedules and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as further amended from time to time.

     1.67 "SENIOR NOTEHOLDERS" means, collectively, the holders of Senior Notes and any successor(s) in interest.

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     1.68  "SENIOR NOTES" means, collectively, those outstanding 10.25% senior secured note obligations of Archibald in the aggregate principal amount of $170 million, due July 1, 2004, arising from issuances of $100 million of senior notes on July 2, 1997, $30 million of additional senior notes on December 7, 1998, and an additional $40 million of senior notes on June 8, 1999.

     1.69 "SUPPORT AGREEMENT" means that certain Support Agreement, entered into as of May 23, 2002, by and among the Debtors, the Informal Committee, the Creditors Committee and Archibald.

     1.70 "TAX CLAIM" means all or that portion of an Allowed Claim held by a governmental unit for a tax assessed or assessable against the Debtors, including income and employment taxes and any related penalties or Interest.

     1.71 "TRUSTEE" means The Bank of New York, as trustee for the Senior Noteholders.

                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS

     2.1 CRITERION OF CLASS. The following is a designation of Classes of Claims under the Plan. Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes in accordance with section 1123(a)(1) of the Bankruptcy Code. A Claim is classified in a particular Class only to the extent that (a) the Claim qualifies within the description of that Class, and is classified in a different Class to the extent that the remainder of the Claim qualifies within the description of that different Class, and (b) the Claim, or any portion or allowed amount of such Claim, is an Allowed Claim in that Class and has not

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been paid, released or otherwise satisfied prior to the Effective Date. In the event of a controversy as to whether (a) any Class of Claims is impaired, or (b) any Class of Claims is properly designated, the Bankruptcy Court shall, after notice and a hearing, determine such controversy pursuant to applicable provisions of the Bankruptcy Code and Bankruptcy Rule 3013.

     2.2 CLASSES OF CLAIMS. All Claims are divided into the following Classes, which Classes shall be mutually exclusive:

                (a)  CLASS 1 - ALLOWED SECURED CLAIMS OF ARCHIBALD.

                (b)  CLASS 2 - ALLOWED SECURED CLAIMS OF SENIOR NOTEHOLDERS.

                (c) CLASS 3 - OTHER ALLOWED SECURED CLAIMS. Class 3 consists of all Allowed Secured Claims not otherwise classified in Class 1 of Class 2. Each Holder of an Allowed Secured Claim in Class 3 shall be considered to be in its own separate subclass within Class 3, and each such subclass will be deemed a separate class for purposes of this Plan.

                (d)  CLASS 4 - ALLOWED PRIORITY CLAIMS.

                (e) CLASS 5 - ALLOWED UNSECURED CLAIMS. Class 5 consists of all Allowed Unsecured Claims other than Intercompany Claims.

                (f) CLASS 6 - INTERCOMPANY CLAIMS. Class 6 consists of all Claims among the Debtors.

                (g) CLASS 7 - INTERESTS IN SFG. Class 7 consists of all Interests in SFG.

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                (h)  CLASS 8 - INTERESTS IN EACH DEBTOR OTHER THAN SFG. Class 7
consists of all Interests in SFI, Candy and Properties.

                                   ARTICLE III

                        TREATMENT OF UNCLASSIFIED CLAIMS

     3.1 ADMINISTRATIVE CLAIMS. Each Holder of an Allowed Administrative Claim shall receive from the Effective Date Payment Proceeds, Cash equal to the amount of such Claim, unless such Holder shall have agreed to different treatment of such Claim, at the sole option of the Debtors or the Post-Confirmation Creditors Committee, as the case may be: (a) on or as soon as practicable after the later of (i) the Effective Date or (ii) the date upon which the Bankruptcy Court enters a Final Order determining or approving such Claim; (b) in accordance with the terms and conditions of agreements that either have been or may be approved by the Bankruptcy Court between the Holders of such Claims and the Debtors or the Post-Confirmation Creditors Committee, as the case may be; or (c) with respect to Administrative Claims representing obligations incurred in the ordinary course of the Debtors' business, upon such regular and customary payment or performance terms as may exist in the ordinary course of the Debtors' business or as otherwise provided in the Plan.

     3.2 ADMINISTRATIVE CLAIMS BAR DATE. All requests for payment of administrative expenses under section 503(a) of the Bankruptcy Code, and final applications for Professional Fees for services rendered or expenses incurred before the Effective Date, must be filed and served on or before the applicable Administrative Claims Bar Date. Any Holder of such a Claim that is required to file and serve a request for payment or other motion or application and that

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fails to timely comply with the Administrative Claims Bar Date shall be forever barred from asserting such Claim against the Debtors or Estates or any property of the Debtors or of the Estates or any property held by the Post-Confirmation Creditors Committee or Disbursing Agents pursuant to this Plan and from sharing in any distribution under the Plan. All objections, if any, to the allowance and approval of such Claims must be filed and served not later than thirty (30) days after the applicable Administrative Claims Bar Date. Holders of Claims based on liabilities incurred in the ordinary course of the Debtors' business or affairs following the Petition Date, other than Tax Claims, shall not be required to comply with the Administrative Claims Bar Date, provided that such Holders have otherwise submitted an invoice, billing statement or other evidence of indebtedness to the Debtors in the ordinary course of business.

     3.3 PRIORITY TAX CLAIMS. Unless the Holder of a Priority Tax Claim has agreed to different treatment for such Claims, each Holder of a Priority Tax Claim shall receive from the Effective Date Payment Proceeds, at the sole option of the Debtors or the Debtors Disbursing Agent, as the case may be, a Cash payment equal to the amount of such Claim (a) as soon as practicable after the later of the Effective Date or the date upon which the Bankruptcy Court enters a Final Order Allowing such Claim; (b) deferred to the extent permitted by section 1129(a)(9) of the Bankruptcy Code with interest on the unpaid portion of such Claim at the statutory rate or at a rate to be agreed to by the Debtors or the Debtors Disbursing Agent, as the case may be, and the appropriate governmental unit or, if they are unable to agree, to be determined by the Bankruptcy Court; provided, however, that the Post-Confirmation Creditors Committee may prepay any or all such Claims at any time; or (c) in accordance with the terms

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and conditions of agreements that either have been or may be approved by the
Bankruptcy Court between the Holders of such Claims and the Debtors or the Debtors Disbursing Agent, as the case may be.

     3.4 REPAYMENT OF DIP FINANCING. On the Effective Date, except to the extent CIT has agreed to different treatment, the Debtors Disbursing Agent shall pay from the Effective Date Payment Proceeds to CIT Cash equal to the amount of the Debtors' obligations under the DIP Financing, or such lesser amount to which CIT shall agree, in full satisfaction and release of Debtors' obligations thereunder.

                                   ARTICLE IV

                  TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

     4.1 CLASS 1 (ARCHIBALD ALLOWED SECURED CLAIM). The Class 1 Claim is impaired. The Class 1 Archibald Secured Claim shall be Allowed and receive on the Effective Date Distributions from the Effective Date Payment Proceeds in the amount of the Effective Date Payment Proceeds minus (a) the amount of the DIP Financing as of the Effective Date and (b) payments on account of Allowed Administrative Claims, Priority Tax Claims, and Allowed Class 2, 3 and 4 Claims. The Holder of the Class 1 Claim waives any and all rights to Distributions as a Holder of a Class 5 Claim.

     4.2 CLASS 2 (SENIOR NOTEHOLDERS ALLOWED SECURED CLAIMS). Class 2 Claims are impaired. The Class 2 Senior Noteholders Secured Claim shall be Allowed and receive Distributions on the Effective Date from the Effective Date Payment Proceeds in the amount of five hundred thousand dollars ($500,000.00). Holders of Class 2 Claims waive any and all rights to Distributions as Holders of Class 5 Claims.

     4.3 CLASS 3 (OTHER ALLOWED SECURED CLAIMS). Class 3 Claims are impaired, unless the treatment selected for such Claims is the option set forth in sections 4.3.1 or 4.3.2, in which case the Class is unimpaired. The Debtors are not aware of any Class 3 Claims. Any Distributions to be made to Holders of Class 3 Claims shall be made from Effective Date Payment Proceeds. On the Effective Date, except to the extent that the Holder of a particular Claim has agreed to a different treatment, as to each Class 3 Claim, at the sole option of the Debtors or the Debtors Disbursing Agent, as the case may be, either:

           4.3.1 The Holder of such Claim shall be treated in accordance with the terms and conditions of all documents respecting such Claim and the legal, equitable and contractual rights to which each Holder of such Claim is entitled shall not be altered; or

           4.3.2  (i) any default, other than a default of the kind specified in section 365(b)(2) of the Bankruptcy Code, shall be cured;

                  (ii) the maturity of such Claim shall be reinstated as such maturity existed before any default;

                  (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any contractual provision or applicable law that entitled the Holder to accelerate maturity of such Claim; and

                  (iv) the other legal, equitable, or contractual rights to which such Claim entitles the Holder shall not otherwise be altered; or

           4.3.3 on the Effective Date, or on such other date thereafter as may be agreed upon by the Debtors or the Debtors Disbursing Agent, as the case may be, and the Holder of such Claim, the Debtors Disbursing Agent shall abandon the collateral securing such Claim to the Holder of the Claim in full satisfaction and release of such Claim; or

           4.3.4 on the Effective Date, the Holder of such Claim shall receive, on account of such Claim, Cash equal to the amount of its Allowed Secured Claim, or such lesser amount to which the Holder of such Claim shall agree, in full satisfaction and release of such Claim; or

           4.3.5 the Holder of such Claim shall receive, on account of such Claim, deferred Cash payments, pursuant to section 1129(b)(2)(A)(i)(II) of the Bankruptcy Code, totaling at least the allowed amount of such Claim, of a Present Value, as of the Effective Date, of at least the value of such Holder's interest in the Debtors' interest in such property; or

           4.3.6 the Holder of such Claim shall otherwise realize the indubitable equivalent of such Claim.

     4.4 CLASS 4 (PRIORITY CLAIMS). Each Holder of an Allowed Priority Claim shall receive Cash equal to the amount of such Claim, unless such Holder shall have agreed to different treatment of such Claim, at the sole option of the Debtors or the Debtors Disbursing

Agent, as the case may be: (a) on or as soon as practicable after the later of
(i) the Effective Date or (ii) the date upon which the Bankruptcy Court enters a Final Order allowing such Claim; or (b) in accordance with the terms and conditions of agreements that either have been or may be approved by the Bankruptcy Court between the Holders of such Claims and the Debtors or the Debtors Disbursing Agent, as the case may be.

     4.5 CLASS 5 (ALLOWED UNSECURED CLAIMS). Class 5 Claims are impaired. Holders of Class 5 Allowed Unsecured Claims shall receive a Pro Rata Share of the Class 5 Sale Proceeds.

     4.6 CLASS 6 (INTERCOMPANY CLAIMS). At the election of the applicable Debtor, immediately prior to the dissolution of such Debtor on the Effective Date, the Debtors, with respect to each Intercompany Claim that is reflected on the Debtors' books and records as of the Effective Date, may either (a) eliminate such Intercompany Claim on the Effective Date either through (i) the declaration of intercompany dividends and/or contributions to capital, or (ii) cancellation of such Intercompany Claim, or (b) leave such Intercompany Claim unimpaired.

     4.7 CLASS 7 (INTERESTS). Class 7 Interests are impaired. Holders of Class 7 Interests in SFG shall receive no Distribution under the Plan. On the Effective Date, all existing Interests, without any further action, shall be canceled, annulled and extinguished and any certificates representing such Interests shall become null, void and of no force or effect. Holders of Interests shall retain no rights and receive no consideration on account thereof.

     4.8 CLASS 8 (INTERESTS IN SFI, CANDY AND PROPERTIES). Class 8 Interests are impaired. Holders of Class 8 Interests shall receive no Distribution under the Plan, but shall otherwise retain their rights on account of such Interests.

     4.9   CONSOLIDATED VOTING.

           This Plan provides for the substantive consolidation of the Debtors, as described in section 8.7 hereof, and for the substantive consolidation of all Claims. Accordingly, with respect to such Claims and only for purposes of this Plan, acceptances or rejections of this Plan by holders of such Claims will be deemed to be acceptances or rejections as the case may be, by holders of Claims against a consolidated entity.

     4.10  NONCONSENSUAL CONFIRMATION.

           Pursuant to section 1129(b)(2)(C) of the Bankruptcy Code, the Debtors request Confirmation of the Plan notwithstanding the non-acceptance of Holders of Class 7 and 8 Interests. The Debtors hereby reserve the right to request Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code on the basis that the Plan is fair and equitable and does not discriminate unfairly as to the Holders of Class 1, 2, 3, 4, 5 and 6 Claims.

                                    ARTICLE V

                      MEANS FOR IMPLEMENTATION OF THE PLAN

     5.1 The Plan will be implemented on the Effective Date. In addition to the provisions set forth elsewhere in this Plan regarding means of execution, the following will constitute the principal means for the implementation of the
Plan: The Plan contemplates the Sale of substantially all of the Debtors' assets on the Effective Date. From the proceeds of Sale, the Class 5 Sale Proceeds shall be delivered to the Class 5 Disbursing Agent, for purposes of making Distributions to Holders of Class 5 Claims under the supervision and control of the Post-Confirmation Creditors Committee, in accordance with the Plan. The remaining proceeds of Sale shall be delivered to and distributed by the Debtors Disbursing Agent to CIT on account of the DIP Financing and to Holders of Allowed Claims, other than Holders of Class 5 Claims, in accordance with the terms of the Plan. RDR Group ("RDR"), the purchaser of the Assets pursuant to the Plan, shall be obligated to pay directly to the Class 5 Disbursing Agent an amount equal to seven percent (7%) of the amount of each and every Allowed Real Property Rejection Claim promptly upon the allowance of each such Claim. The Class 5 Disbursing Agent shall have the right to directly enforce the foregoing obligation against RDR.

     5.2 PAYMENT OF PLAN EXPENSES. All Plan Expenses, including fees owing for services rendered and costs incurred on and after the Effective Date by the professionals assisting the Debtors Disbursing Agent or Class 5 Disbursing Agent, or the professionals retained by the Post-Confirmation Creditors Committee in respect of the implementation of the Plan (including collectively, the "Post-Effective Date Professional Fees"), may be paid by the Post-Confirmation Creditors Committee, Debtors Disbursing Agent or by the Class 5 Disbursing Agent, as the case may be, without further notice to Creditors or approval of the Bankruptcy Court. Plan Expenses relating to Distributions to Holders of Class 5 Claims, or otherwise arising from the activities of the Post-Confirmation Creditors Committee or the Class 5 Disbursing Agent, shall be satisfied only from the Class 5 Sale Proceeds. Plan Expenses relating to the making of Distributions to CIT on account of DIP Financing, Holders of Administrative Claims, Priority Tax Claims, or Class 1, 2, 3 or 4 Claims shall be satisfied only from the Effective Date Payment Proceeds. Any disputes concerning the payment of Plan Expenses shall be submitted to the Bankruptcy Court for resolution.

           Professionals assisting the Disbursing Agents and the Post-Confirmation Creditors Committee in implementing the Plan and making distributions under the Plan may submit to the relevant Disbursing Agent or the Post-Confirmation Creditors Committee, itemized statements for Post-Effective Date Professional Fees.

     5.3 PAYMENT OF STATUTORY FEES. All quarterly fees dues and payable to the Office of the United States Trustee pursuant to section 1930(a)(6) of Title 28 of the United States Code shall be paid in full on or before the Effective Date, or to the extent such quarterly fees are disputed, an adequate reserve shall have been established and set aside for payment in full thereof, as required by section 1129(a)(12) of the Bankruptcy Code. The Debtors Disbursing Agent and the Class 5 Disbursing Agent shall share responsibility for timely payment of fifty percent (50%) of quarterly fees due and payable for a period of two (2) quarters from the Effective Date. The Post-Confirmation Creditors Committee and Class 5 Disbursing Agent shall remain responsible for timely payment of quarterly fees due and payable thereafter and until these Chapter 11 Cases are closed, to the extent required by 28 U.S.C. Section 1930(a)(6). After the Effective Date and until the Chapter 11 Cases are closed, the Post-Confirmation Creditors Committee shall file with the Office of the United States Trustee any required financial reports.

     5.4 DISTRIBUTION PROCEDURES. The Debtors Disbursing Agent and the Class 5 Disbursing Agent shall make the Cash payments to the Holders of Allowed Claims in U.S. dollars by check, draft or warrant, drawn on a domestic bank selected by the relevant Disbursing Agent in its sole discretion, or by wire transfer from a domestic bank, at the relevant Disbursing Agent's option, or by Second class mail (or by other equivalent or superior means as determined by the applicable Disbursing Agent). Neither of the Disbursing Agents shall be required to make any Distribution to an individual Creditor in an amount less than $25.00.

     5.5 DISSOLUTION OF THE DEBTORS. On the Effective Date, (a) the Effective Date Payment Proceeds shall be transferred to the custody and control of the Debtors Disbursing Agent, and (b) the Class 5 Sale Proceeds shall be transferred to the custody and control of the Class 5 Disbursing Agent. Since the Debtors will have sold all or substantially all of their operating assets pursuant to the Sale Motion, the Debtors will dissolve as soon as practicable after the Effective Date in accordance with the laws of the State of Delaware.

     5.6 DEBTS FIXED AND ADJUSTED. Upon the Effective Date, all Debts of the Debtors shall be deemed fixed and adjusted pursuant to this Plan.

     5.7 DISBURSING AGENTS. The Disbursing Agents may employ or contract with other entities to perform the obligations created under the Plan. The Disbursing Agents shall receive reasonable compensation calculated on an hourly basis for services rendered and reimbursement for expenses incurred in connection with this Plan or any functions or responsibilities adopted under the Plan which amounts may be paid as Plan Expenses. The Debtors and the Post-Confirmation Creditors Committee estimate that each of the Disbursing Agent's fees shall be calculated at a rate of around $150.00 per hour.

     5.8 RESOLUTION OF DISPUTED CLAIMS AND INTERESTS. All objections to Claims or Interests shall be filed and served not later than 120 days following the Effective Date. Any party in interest may object to Claims or Interests. If an objection is not timely filed by the deadline established in this section 5.8, any remaining Disputed Claims or Disputed Interests shall be deemed to be Allowed Claims or Allowed Interests for purposes of this Plan. The Post-Confirmation Creditors Committee or the Class 5 Disbursing Agent shall be authorized to settle, or withdraw any objections to, any Class 5 Disputed Claims without further notice or authorization of the Bankruptcy Court. The Debtors or the Debtors Disbursing Agent shall be authorized to settle, or withdraw any objections to, any non-Class 5 Claims and any Interests, without further notice or authorization of the Bankruptcy Court.

     5.9 DISPUTED PAYMENTS. In the event of any dispute between and among Creditors as to the right of any entity to receive or retain any payment or Distribution to be made to such entity under the Plan, the applicable Disbursing Agent may, in lieu of making such payment or Distribution to such entity, instead hold such payment or Distribution until the disposition thereof shall be determined by the Bankruptcy Court.

     5.10 ESTIMATION OF CLAIMS. The Debtors, Debtors Disbursing Agent, Class 5 Disbursing Agent or Post-Confirmation Creditors Committee may, at any time, request that the Bankruptcy Court estimate any contingent, disputed or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether any party has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, disputed or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors, Debtors Disbursing Agent, Class 5 Disbursing Agent or Post-Confirmation Creditors Committee, as the case may be, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.

     5.11 CUMULATIVE REMEDIES. In accordance with the Plan, all of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. Until such time as such Administrative Claim, Claim or Interest becomes an Allowed Claim, such Claim shall be treated as a Disputed Administrative Claim, Disputed Claim or Disputed Interest for purposes related to allocations, Distributions, and voting under the Plan.

     5.12 CONTROVERSY CONCERNING IMPAIRMENT. If a controversy arises as to whether any Claims or Interests or any Class of Claims or Interests are impaired under the Plan, the Bankruptcy Court, after notice and a hearing, shall determine such controversy before the Confirmation Date. If such controversy is not resolved prior to the Effective Date, Sweet Factory's interpretation of the Plan shall govern.

     5.13 UNCLAIMED PROPERTY. Any entity which fails to claim any Cash within 180 days from the date upon which a Distribution is Second made to such entity shall forfeit all rights to any distribution under the Plan. Upon forfeiture, such Cash (including Interest thereon) shall be distributed to the Holders of Allowed Claims in accordance with this Plan. Entities which fail to claim Cash shall forfeit their rights thereto and shall have no claim whatsoever against the

Debtors or the Estates or the Post-Confirmation Creditors Committee or any Holder of an Allowed Claim to whom Distributions are made by the applicable Disbursing Agent.

     5.14 SETOFFS. Nothing contained in this Plan shall constitute a waiver or release by the Debtors of any right of setoff or recoupment the Debtors may have against any party.

     5.15 WITHHOLDING TAXES. Pursuant to section 346(f) of the Bankruptcy Code, the Disbursing Agent shall be entitled to deduct any federal, state or local withholding taxes from any Cash payments made with respect to Allowed Claims, as appropriate. The Post-Confirmation Creditors Committee and Disbursing Agents shall comply with all reporting obligations imposed on them by any governmental unit.

                                   ARTICLE VI

                       EXECUTORY CONTRACTS AND LITIGATION

     6.1   EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

           6.1.1 ASSUMPTION. The Debtors will assume only the executory contracts and unexpired leases assumed and assigned pursuant to the Sale Order.

           6.1.2 REJECTION. The Debtors will reject all of the executory contracts and unexpired leases to which they are parties and which have not been specifically assumed and assigned pursuant to the Sale Order. Any rejection damage claim related to a Rejected Real Property Lease (as defined in the Sale Order) shall be allowed or disallowed as provided in the Sale Order and any Rejection Claim related to any other executory contract or unexpired lease shall be filed within thirty (30) days of the Effective Date (such date being the Rejection Claims Bar Date) or be forever barred from asserting such Claim against the Debtors or Estates or any property of the Debtors or property held by the Post-Confirmation Creditors Committee and from sharing in any Distribution under the Plan.

     6.2 SATISFACTION OF ASSUMPTION OBLIGATIONS. All Assumption Obligations shall be paid as required pursuant to the Sale Order.

                                   ARTICLE VII

                               THE EFFECTIVE DATE

     7.1 EFFECTIVE DATE. This Plan shall become effective and the Effective Date shall occur on the Closing Date of the Sale.

                                  ARTICLE VIII

                             EFFECTS OF CONFIRMATION

     8.1 BINDING EFFECT OF PLAN. The provisions of the confirmed Plan shall bind the Debtors, the Debtors Disbursing Agent, the Class 5 Disbursing Agent, the Post-Confirmation Creditors Committee, any entity acquiring property under the Plan, and any Creditor, whether or not such Creditor has filed a proof of claim in the Chapter 11 Cases, whether or not the Claim of such Creditor is impaired under the Plan, and whether or not such Creditor has accepted or rejected the Plan, and any Interest Holder.

     8.2 PROPERTY OF DEBTORS. Upon the Effective Date, (a) title to the Effective Date Payment Proceeds shall vest in and be held by the Debtors Disbursing Agent, in whatever form deemed by the Debtors Disbursing Agent to be necessary and appropriate to effectuate the provisions of the Plan, and shall be retained by the Debtors Disbursing Agent for the purpose of making Distributions to CIT on account of DIP Financing and to Holders of Administrative,

Priority Tax and Class 1, 2, 3 and 4 Claims; and (b) title pcdocs://docs_de/50292/1to the Class 5 Sale Proceeds shall vest in and be held by the Post-Confirmation Creditors Committee, in whatever form deemed by the Post-Confirmation Creditors Committee to be necessary and appropriate to effectuate the provisions of the Plan, and shall be retained by the Class 5 Disbursing Agent for the purpose of making Distributions and for other purposes contemplated under the Plan. Without limiting the generality of the foregoing, all Cash and property earmarked for Disbursement to Creditors under the Plan, shall no longer constitute property of the Estates.

     8.3 PROPERTY FREE AND CLEAR. Except as otherwise provided in this Plan or the Confirmation Order, upon the Effective Date, all property vested in and held by the Post-Confirmation Creditors Committee or the Disbursing Agents shall be free and clear of all Claims, including Liens, Interests, charges or other encumbrances of Creditors. Following the Effective Date, the Post-Confirmation Creditors Committee or the Disbursing Agents may transfer and dispose of any property free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Rules and without further approval of the Bankruptcy Court or notice to Creditors, except as may otherwise be required under the Plan or the Confirmation Order.

     8.4 LIMITATION OF LIABILITY. The Debtors and Creditors Committee and their respective governing bodies, members, employees, agents, advisors, accountants, attorneys and representatives will neither have nor incur any liability to any entity for any action in good faith taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure

Statement or any agreement created or entered into in connection with the Plan, or property to be distributed thereunder, or incident to the Chapter 11 Cases, except for willful misconduct or gross negligence; provided, however, that this limitation will not affect or modify the obligations created under this Plan.

     8.5 INJUNCTION. Except as otherwise expressly provided in the Plan, the documents executed pursuant to the Plan, or the Confirmation Order, on and after the Effective Date, all persons and entities who have held, currently hold, or may hold a Debt, Claim, or Interest addressed pursuant to the terms of the Plan (including but not limited to States and other governmental units, and any State official, employee, or other entity acting in an individual or official capacity on behalf of any State or other governmental units) shall be deemed permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim, or Interest: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Disbursing Agents, the Post-Confirmation Creditors Committee, their successors, or their property; (b) enforcing, attaching, executing, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Disbursing Agents, the Post-Confirmation Creditors Committee, their successors, or their property;
(c) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, the Disbursing Agents, the Post-Confirmation Creditors Committee, their successors, or their property; (d) asserting any set off, right of subrogation, or recoupment of any kind against any obligation due the Debtors, the Post-Confirmation Creditors Committee, their successors, or their property; and
(e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan. Any person or entity injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages from the willful violator.

     8.6 SUBSTANTIVE CONSOLIDATION. This Plan contemplates and is predicated upon the entry of a Final Order of the Bankruptcy Court providing for the substantive consolidation of the Debtors and the respective Claims into a single proceeding, solely for the purposes of this Plan and all actions with respect to Confirmation, consummation and implementation of this Plan. For purposes of this Plan, on the Effective Date, (a) the Assets, including but not limited to any proceeds of Assets, and the pre-petition liabilities of the Debtors will be treated as though the Debtors were merged; (b) any obligation of any one of the Debtors and all guarantees thereof executed by one or more of the Debtors will be deemed to be one obligation of the consolidated entities; (c) any Claim filed or to be filed in connection with any such obligation and such guarantees will be deemed one Claim against the consolidated Debtors; (d) each and every Claim filed in the individual Case of any of the Debtors shall be deemed to be a single obligation of all of the Debtors under this Plan; (e) for purposes of determining the availability of the right of set off of Claims under section 553 of the Bankruptcy Code or the right of recoupment, the Debtors will be treated as one consolidated entity, so that, subject to the other provisions of section 553 of the Bankruptcy Code for the right of recoupment, debts of the holder of a Claim due to any Debtor may be set off against the Claim of such holder; and (f) all duplicative Claims (identical in both amount and subject matter) filed against more than one of the Debtors will be automatically expunged so that only one Claim survives against the consolidated Debtors (but in no way shall such surviving Claim be deemed Allowed by reason of this section). All Claims based upon guarantees of collection, payment or performance made by any Debtor as to the obligations of any other Debtor or of any other Person shall be discharged, released and of no further force and effect; provided, however, that nothing herein shall affect the obligations of each of the Debtors under the Plan.

     In addition, each of the Debtors or their successors in interest shall be vested with equal authority, subject to the terms of this Plan, (a) to be heard with respect to the allowance or disallowance of Claims and requests for payment of Administrative Claims, including but not limited to filing, prosecuting, and settling objections thereto, and (b) to enforce the terms of this Plan and the Confirmation Order, on behalf of each of the other Debtors and their Estates.

     8.7 PLAN RELEASES. Upon the Effective Date, each of the Debtors and each Holder of a Claim voting in favor of the Plan, on behalf of themselves and their successors in interest, shall be deemed to have released unconditionally the Indenture Trustee, Senior Noteholders and Archibald and its affiliates, and the respective directors, officers, representatives, agents and professionals of each of the foregoing, from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, in any way relating or pertaining to the Debtors, the Chapter 11 Cases, the Plan, the Disclosure Statement, or any related agreements, instruments or other documents, except for claims (a) arising under or preserved by the Plan and (b) arising after the Petition Date in the ordinary course of business. In furtherance of the foregoing, the Confirmation Order shall constitute an injunction permanently enjoining the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claim, demand, liability, obligation, debt, right, cause of action, interest or remedy released or to be released pursuant to the Plan against the foregoing persons and entities. Notwithstanding anything contained herein to the contrary, the foregoing release provisions with respect to the release of non-Debtor third parties shall be enforced only to the extent permitted by applicable bankruptcy and non-bankruptcy law. Additionally, upon the Effective Date, each of the Debtors shall be deemed to have released unconditionally the Holders of Class 5 Allowed Unsecured Claims in respect of any Avoidance Rights of Action.

     8.8 IMPLEMENTATION. Upon Confirmation, the Debtors and Creditors Committee shall be authorized to take all steps and execute all documents necessary to effectuate the provisions contained in the Plan and the Distributions contemplated herein without further approval of the Bankruptcy Court.

                                   ARTICLE IX

                            RETENTION OF JURISDICTION

           From and after the Confirmation Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, but not limited to, for the following purposes:

     9.1 To hear and determine any and all objections to the allowance of a Claim or Interest, actions to equitably subordinate Claims, or any controversy as to the classification of a Claim in a particular Class under the Plan;

     9.2   To liquidate any Disputed Claims;

     9.3 To hear and determine any and all adversary proceedings, contested matters or applications pending on the Effective Date;

     9.4 To hear and determine any and all motions for the rejection of executory contracts and unexpired leases and to fix and allow any Claims arising therefrom;

     9.5 To hear and determine any and all applications by Professionals for an award of Professional Fees;

     9.6 To interpret and/or enforce the provisions of the Plan and to determine any and all disputes arising under or regarding interpretation of the Plan or any agreement, document or instrument contemplated by the Plan;

     9.7 To enter and implement such orders as may be appropriate in the event Confirmation is for any reason stayed, reversed, revoked, modified or vacated;

     9.8 To modify any provision of the Plan to the extent permitted by the Bankruptcy Code and to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan;

     9.9 To enter such orders as may be necessary or appropriate in furtherance of Confirmation and the successful implementation of the Plan and to determine such other matters as may be provided for in the Confirmation Order or as may be authorized under the provisions of the Bankruptcy Code; and

     9.10 To close the Chapter 11 Cases when administration of the cases has been completed.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 SEVERABILITY OF PLAN PROVISIONS. In the event that, prior to the Confirmation Date, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Debtors, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     10.2 GOVERNING LAW. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

     10.3 HEADINGS. The headings contained in this Plan are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of this Plan.

     10.4 LANGUAGE INTERPRETATION. In the interpretation of this Plan, unless the context otherwise requires, references in this Plan to the singular shall be construed to include references to the plural and vice versa; words importing the singular shall be deemed to import the plural and vice versa; words denoting gender shall include all genders; references to sections, schedules, and exhibits means sections, schedules, and exhibits of and to this Plan; references to part includes the whole, except where the context clearly requires otherwise "or" has the inclusive meaning represented by the phrase "and/or," and the words "hereof," "herein," "hereunder," and similar terms in this Plan refer to this Plan as a whole and not to any particular provision of this Plan.

     10.5 EXHIBITS. All exhibits attached to this Plan are, by this reference, hereby incorporated into the Plan.

     10.6 NOTICES. All notices required or permitted to be made in accordance with the Plan shall be in writing and shall be delivered personally or by nationally recognized overnight or next-day courier service, Second class mail or via facsimile with electronic confirmation of receipt as follows:

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

     If to the Debtors:

     Ted A. Shepherd
     Sweet Factory
     1137 West Jackson Blvd.
     Chicago, Illinois 60607
     Telephone: (312)432-3409
     Facsimile: (312)243-3992

     With a copy to:

     Marc A. Beilinson, Esq.
     Jeremy V. Richards, Esq.
     Malhar S. Pagay, Esq.
     Pachulski, Stang, Ziehl, Young & Jones P.C.
     10100 Santa Monica Blvd., Suite 1100
     Los Angeles, California 90067
     Telephone: (310)277-6910
     Facsimile: (310)201-0760

     10.7 COMPUTATION OF TIME PERIODS. In computing any period of time prescribed or allowed by the Plan, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included unless it is a Saturday, a Sunday, or a legal holiday, or, when the act to be done is the filing of a paper in the Bankruptcy Court, a day on which weather or other conditions have made the clerk's office inaccessible, in which event the period runs until the end of the next day which is not one of the aforementioned days.

     10.8 DEFECTS, OMISSIONS AND AMENDMENTS. The Debtors may, with the approval of the Bankruptcy Court and without notice to all Holders of Claims, insofar as it does not materially and adversely affect Holders of Claims, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary or desirable to expedite the execution of the Plan. The Plan may be altered or amended before or after Confirmation as provided in section 1127 of the Bankruptcy Code if, in the opinion of the Bankruptcy Court, the modification does not materially and adversely affect the Interests of Holders of Claims, so long as the Plan, as modified, complies with sections 1122 and 1123 of the Bankruptcy Code and the Debtors have complied with section 1125 of the Bankruptcy Code. The Plan may be altered or amended before or after the Confirmation Date but, prior to substantial consummation, in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects Holders of Claims, so long as the Plan, as modified, complies with Bankruptcy Code sections 1122 and 1123, the Debtors have complied with Bankruptcy Code section 1125 and, after notice and a hearing, the Bankruptcy Court confirms such Plan, as modified, under Bankruptcy Code section 1129.

     10.9 FILING OF ADDITIONAL DOCUMENTS. The Debtors shall file with the Bankruptcy Court such agreements or other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

     10.10 SUCCESSORS AND ASSIGNS. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such entity.

     10.11 REVOCATION AND WITHDRAWAL. The Debtors reserve the right to revoke and withdraw the Plan at any time on or before the Confirmation Date. If the Debtors revoke or withdraw the Plan pursuant to this section, or if Confirmation or the Effective Date does not occur, then the Plan shall be deemed null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any entity in any further proceedings involving the Debtors.

     10.12 EXHIBITS. The final version of all Exhibits to the Plan will be substantially in the forms attached hereto. The Debtors reserve the right to make nonsubstantive changes and corrections to such Exhibits in advance of the Confirmation Hearing. If any Exhibits are changed or corrected, the replacement Exhibits will be filed with the Bankruptcy Court prior to the commencement of the Confirmation Hearing.

     10.13 PLAN INTEREST RATE. Unless otherwise specified herein, if and to the extent it is determined by the Bankruptcy Court that interest is required to be paid an on Allowed Claim, the interest rate to be used shall be the Plan Interest Rate applicable to such Claim.

                               Sweet Factory Group, Inc., a Delaware corporation


                               By:                /s/
                                  ----------------------------------------------
                                       Its
                                           -------------------------------------

                               Sweet Factory, Inc., a Delaware corporation


                               By:                /s/
                                  ----------------------------------------------
                                       Its
                                           -------------------------------------

                               SF Candy Company, a Delaware corporation


                               By:                /s/
                                  ----------------------------------------------
                                       Its
                                           -------------------------------------

                               SF Properties, Inc., a Delaware corporation

                               By:                /s/
                                  ----------------------------------------------
                                       Its
                                           -------------------------------------

RESPECTFULLY SUBMITTED BY:

PACHULSKI, STANG, ZIEHL, YOUNG & JONES P.C.

                   /s/
---------------------------------------------
Laura Davis Jones (Bar No. 2436)
919 North Market Street, 16th Floor
P.O. Box 8705
Wilmington, Delaware 19899-8705 (Courier 19801)
Telephone: (302)652-4100
Facsimile: (302)652-4400

PACHULSKI, STANG, ZIEHL, YOUNG & JONES P.C.
Marc A. Beilinson (CA Bar No. 110190)
Jeremy V. Richards (CA Bar No. 102300)
Malhar S. Pagay (CA Bar No. 189289)
10100 Santa Monica Boulevard, Suite 1100
Los Angeles, California 90067
Telephone: (310)277-6910
Facsimile: (310)201-0760

Counsel to Debtors and Debtors in Possession